SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule 14a-12
[_]  Confidential, For Use of the
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

THE PEP BOYS – MANNY, MOE & JACK
------------------------------------------------------------------------------------------------------------------------------------------------------

(Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------------------------------------------------------------------------------------------

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:
____________________________________________________________________________________
2)  Aggregate number of securities to which transaction applies:
3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)  Proposed maximum aggregate value of transaction:
____________________________________________________________________________________
5)  Total fee paid:
[_] Fee paid previously with preliminary materials:
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
____________________________________________________________________________________
      1) Amount previously paid:
____________________________________________________________________________________
      2) Form, Schedule or Registration Statement No.:
____________________________________________________________________________________
      3) Filing Party:
____________________________________________________________________________________
      4) Date Filed:

THE PEP BOYS – MANNY, MOE & JACK
3111 West Allegheny Avenue
Philadelphia, Pennsylvania 19132
________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
________________

To our Shareholders:

     It is our pleasure to invite you to Pep Boys 2007 Annual Meeting. This year’s meeting will be held on Thursday, June 14, 2007, at the Crowne Plaza Hotel Valley Forge, 260 Mall Boulevard, King of Prussia, Pennsylvania. The meeting will begin promptly at 9:00 a.m.

     At the meeting, shareholders will act on the following matters:

     (Item 1)  The election of the full Board of Directors for a one-year term.

     (Item 2)  The ratification of the appointment of our independent registered public accounting firm.

     (Item 3)  A shareholder proposal regarding our Shareholder Rights Plan, if presented by its proponent.

     The shareholders will also consider any other business that may properly come before the meeting. The attached proxy statement provides further information about the matters to be acted on at the meeting.

     All shareholders of record at the close of business on Friday, April 13, 2007 are entitled to vote at the meeting and any postponements or adjournments. Whether or not you plan to attend the meeting, please make sure that your shares are represented by signing and returning the enclosed proxy card.

Brian D. Zuckerman
Secretary

May 2, 2007

THE PEP BOYS – MANNY, MOE & JACK
3111 West Allegheny Avenue
Philadelphia, Pennsylvania 19132
____________

PROXY STATEMENT
____________

TABLE OF CONTENTS

GENERAL INFORMATION	1
SHARE OWNERSHIP	3
(ITEM 1) ELECTION OF DIRECTORS	6
What is the makeup of the Board of Directors?	6
Nominees for Election	6
Corporate Governance	9
Meetings and Committees of the Board of Directors	9
Can a shareholder nominate a candidate for director?	10
How are candidates identified and evaluated?	11
How are directors compensated?	11
Director Compensation Table	12
Certain Relationships and Related Transactions	12
Report of the Audit Committee of the Board of Directors	13
Independent Registered Public Accounting Firm’s Fees	14
EXECUTIVE COMPENSATION	15
Compensation Discussion and Analysis	15
Compensation Committee Report	19
Summary Compensation Table	20
Grants of Plan Based Awards	21
Outstanding Equity Awards at Fiscal Year-End Table	22
Option Exercises and Stock Vested Table	23
Pension Plans	23
Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans	24
Employment Agreements with the Named Executive Officers	25
Potential Payments upon Termination or Change of Control	26
(ITEM 2) PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCCOUNTING FIRM	27
(ITEM 3) SHAREHOLDER PROPOSAL REGARDING OUR SHAREHOLDER RIGHTS PLAN	28
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	29
COST OF SOLICITATION OF PROXIES	30
PROPOSALS OF SHAREHOLDERS	30
ANNUAL REPORT ON FORM 10-K	30

GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors for use at this year’s Annual Meeting. The meeting will be held on Thursday, June 14, 2007, at the Crowne Plaza Hotel Valley Forge, 260 Mall Boulevard, King of Prussia, Pennsylvania and will begin promptly at 9:00 a.m. This proxy statement, the foregoing notice and the enclosed proxy card are being sent to shareholders on or about May 2, 2007.

What is the purpose of the meeting?

     At the meeting, shareholders will vote on:

  The election of directors
  The ratification of the appointment of our independent registered public accounting firm
  A shareholder proposal regarding our Shareholder Rights Plan, if presented by its proponent

     In addition, we will report on our business operations and will answer questions posed by shareholders.

Who may vote at the meeting?

     Common stock is the only class of stock that Pep Boys has outstanding and is referred to in this Proxy Statement as “Pep Boys Stock.” You may vote those shares of Pep Boys Stock that you owned as of the close of business on the record date, April 13, 2007. As of the record date, 54,349,472 shares were outstanding. As of the record date, 2,195,270 of the outstanding shares were held by The Pep Boys Manny, Moe & Jack Flexitrust. This flexible employee benefits trust was established on April 29, 1994 to fund a portion of our obligations arising from various employee compensation and benefit plans. Shares held for participating employees under the Flexitrust will be voted as directed by written instructions from the participating employees.

What are the voting rights of Pep Boys’ shareholders?

     Each shareholder is entitled to vote cumulatively in the election of directors and to one vote per share on all other matters. Cumulative voting entitles each shareholder to the number of votes equal to the number of shares owned by the shareholder multiplied by the number of directors to be elected. Accordingly and without satisfying any condition precedent, a shareholder may cast all of his votes for one nominee for director or allocate his votes among all the nominees.

How do I vote before the meeting?

     If you complete and sign the enclosed proxy card and return it prior to meeting, your shares will be voted as you direct. If you sign and return a proxy card prior to the meeting that does not contain instructions, your shares will be voted:

  FOR election of the nominated slate of directors, subject to the proxies’ discretion to cumulate votes
  FOR the ratification of the appointment of our independent registered public accounting firm
  AGAINST the shareholder proposal regarding our Shareholder Rights Plan

Can I vote at the meeting?

     You may vote your shares at the meeting if you or your authorized proxy attends the meeting. Even if you plan to attend the meeting, we encourage you to vote your shares by proxy by completing, signing and returning the enclosed proxy card to us prior to the meeting.

Can I change my vote after I return my proxy card?

     Yes. You may revoke your proxy at any time prior to its exercise at the meeting by delivering either a written revocation notice or another signed proxy card with a later date to our corporate Secretary. You may also change your vote by attending the meeting, requesting that your previously delivered proxy card be revoked and then voting in person.

How many votes must be present to hold the meeting?

     In order to hold the meeting, a majority of the shares of Pep Boys Stock outstanding on the April 13, 2007 record date must be present at the meeting. The presence of such a majority is called a quorum. Since 54,349,472 shares were outstanding on the record date, at least 27,174,736 shares must be present to establish a quorum.

     Your shares are counted as present at the meeting if you attend and vote in person or if you properly return a proxy card. Abstentions will be counted as present for the purpose of determining whether there is a quorum for all matters to be acted upon at the meeting.

     On routine matters, brokers who hold customer shares in "street name" but have not timely received voting instructions from such customers have discretion to vote such shares. Accordingly, the presence of such votes at the meeting will be included in determining whether there is a quorum for (Item 1) and (Item 2). A broker non-vote occurs when a brokerage firm holding a customer’s shares in street name has not received voting instructions from such customer with respect to a non-routine matter to be voted upon (for example, a shareholder proposal). Accordingly, broker non-votes will not be counted as present for the purpose of determining whether there is a quorum for (Item 3).

How many votes are needed to elect directors?

     The twelve nominees receiving the highest number of “For” votes will be elected as directors. This is commonly referred to as a plurality. Shares not voted for a particular director, due to proxy cards marked “withhold authority,” abstentions or otherwise, will not be counted as voted for the indicated director(s), but will be counted in determining whether there is a quorum.

How many votes are needed to approve the other matters to be acted on at the meeting?

     Each of the other matters must be approved by a majority of the votes cast on such matter.

What are the Board of Directors’ recommendations?

     Unless you give other directions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors.

     The Board recommends a vote:

  FOR election of the nominated slate of directors, subject to the proxies’ discretion to cumulate votes
  FOR the ratification of the appointment of our independent registered public accounting firm
  AGAINST the shareholder proposal regarding our Shareholder Rights Plan

     We have not received proper notice of, and are not aware of, any other matters to be brought before the meeting. If any other matters properly come before the meeting, the proxies received will be voted in accordance with the discretion of the proxy holders named on the proxy card.

A note about certain information contained in this Proxy Statement

     Filings made by companies with the Securities and Exchange Commission (SEC) sometimes “incorporate information by reference.” This means that the company is referring you to information that has previously been filed with the SEC and that such information should be considered part of the filing you are then reading. The Audit Committee Report and the Human Resources Committee Report contained in this Proxy Statement are not incorporated by reference into any other filings with the SEC.

SHARE OWNERSHIP

Who are Pep Boys’ largest shareholders?

     Based solely on a review of filings with the SEC, the following table provides information about those shareholders that beneficially own more than 5% of the outstanding shares of Pep Boys Stock.

Name	Number of Shares Owned	Percent of Outstanding Shares
Pirate Capital LLC	6,829,017	12.5%
200 Connecticut Avenue, 4th Floor
Norwalk, CT 06854[1]

Advisory Research, Inc.	5,154,440	9.5%
180 North Stetson St., Suite 5500
Chicago, IL 60601[2]

Barington Capital Group, L.P. and affiliates	4,988,978	9.2%
888 Seventh Avenue, 17th Floor
New York, NY 10019
RJG Capital Management, LLC and affiliates
11517 West Hill Drive
North Bethesda, MD 20852
D.B. Zwirn & Co., LP and affiliates
745 Fifth Avenue, 18th Floor
New York, NY 10151[3]

Dimensional Fund Advisors LP	4,599,027	8.5%
1299 Ocean Avenue
Santa Monica, CA 90401[4]

1	Based upon information disclosed in a Form 4 filed on January 22, 2007.
2	Based upon information disclosed in a Schedule 13G filed on February 21, 2007
3	Based upon information disclosed in a Schedule 13D/A filed on April 4, 2007.
4	Based upon information disclosed in a Schedule 13G/A filed on February 2, 2007. Dimensional Fund Advisers LP disclaims beneficial ownership of such shares.

How many shares do Pep Boys’ directors and executive officers own?

     The following table shows how many shares the nominees for election as directors and executive officers named in the Summary Compensation Table found on page 20` beneficially owned on April 13, 2007. The address for each of such individuals is 3111 West Allegheny Avenue, Philadelphia, PA 19132.

Name	Number of Shares Owned[1]	Percent of Outstanding Shares
Thomas R. Hudson Jr.[2]	6,832,371	12.5%
James A. Mitarotonda[3]	4,450,894	8.2%
Jeffrey C. Rachor	750,000	1.4%
Harry F. Yanowitz	374,945	+
Hal Smith	280,518	+
Mark L. Page	206,571	+
William Leonard	112,948	+
Mark S. Bacon	106,451	+
Max L. Lukens	53,575	+
Jane Scaccetti	32,161	+
Peter A. Bassi	27,948	+
John T. Sweetwood	26,139	+
Nick White	18,021	+
Robert H. Hotz	16,448	+
M. Shân Atkins	14,748	+
James A. Williams	6,575	+
Lawrence N. Stevenson[4]	90,068	+
All directors and current executive officers as a group (17 people)	13,451,205	23.9%

+	Represents less than 1%.
1	Includes shares for which the named person has sole voting and investment power and non-voting interests including restricted stock units and deferred compensation accounted for as Pep Boys Stock. Also includes the following shares that can be acquired through stock option exercises through June 12, 2007: Hudson – 258,560; Mitarotonda – 597; Rachor – 250,000; Yanowitz – 145,000; Smith – 159,200; Page – 189,400; Leonard – 8,492; Bacon – 32,400; Lukens – 597; Scaccetti – 16,492; Bassi – 20,492; Sweetwood – 20,492; White – 588; Hotz – 4,992; Atkins – 6,492; Williams –597; and as a group – 1,216,891.
2	Mr. Hudson is the Manager of Pirate Capital LLC, an entity that beneficially owns 6,829,017 shares of Pep Boys Stock. Mr. Hudson disclaims beneficial ownership of any and all such shares in excess of his actual pecuniary interest in such shares, if any.
3	Mr. Mitarotonda is the sole stockholder and director of LNA Capital Corp., which is the general partner of Barington Capital Group, L.P., which is the majority member of each of Barington Companies Investors, LLC ("Barington Investors"), Barington Companies Advisors, LLC ("Barington Advisors") and Barington Offshore Advisors II, LLC ("Barington Offshore"). Barington Investors is the general partner of Barington Companies Equity Partners, L.P. ("Barington"). Barington Advisors is the general partner of Barington Investments, L.P.

(“Barington Investments”). Barington Offshore is the investment advisor to Barington Companies Offshore Fund, Ltd. (“Barington Fund”). Barington, Barington Investments and Barington Fund beneficially own 1,419,338, 844,023 and 2,183,958 shares of Pep Boys Stock, respectively. Mr. Mitarotonda disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.
4	Mr. Stevenson resigned as of July 17, 2006. His beneficial ownership is reported as of August 16, 2006.

(ITEM 1) ELECTION OF DIRECTORS

What is the makeup of the Board of Directors?

     Our Board of Directors currently has twelve members. Each director stands for election every year.

Nominees for Election

     The Board of Directors proposes that the following nominees be elected. If elected, each nominee will serve a one-year term expiring at the 2008 Annual Meeting and until such director’s successor has been duly elected and qualified. Each of the nominees has consented to serve, if elected. Unless contrary instructions are given, the proxy holders named on the enclosed proxy card will vote for the election of these nominees, reserving the right to cumulate votes. If any nominee becomes unavailable to serve as a director, the proxy holders will vote for the election of any substitute nominee designated by the Board.

     The nominees standing for election are:

William Leonard	Director since 2002; Chairman of the Board since February 2006

     Mr. Leonard, 59, served as our Interim Chief Executive Officer from July 18, 2006 through March 25, 2007. From 1992 through his retirement in 2004, Mr. Leonard served as an officer, and ultimately President & Chief Executive Officer and a director, of ARAMARK Corporation, a professional services company providing food, hospitality, facility management services and uniform and work apparel.

Peter A. Bassi	Director since 2002

     Mr. Bassi, 57, is retired. From 1997 through 2004, he served as an officer, and ultimately Chairman, of Yum! Restaurants International, a division of Yum! Brands, Inc., that operates restaurants under the KFC, Long John Silver's, Pizza Hut, Taco Bell, A&W Restaurant and other brands. Mr. Bassi serves a director of BJ’s restaurants, Inc.

Jane Scaccetti	Director since 2002

     Ms. Scaccetti, 53, a CPA, has been a shareholder and principal of Drucker & Scaccetti PC, a private accounting firm, since 1990. Ms. Scaccetti serves as a director of Nutrition Management Services Company.

John T. Sweetwood	Director since 2002

     Mr. Sweetwood, 59, is a principal and the President of Woods Investment, LLC, a private real estate investment firm. From 1995 through 2002, Mr. Sweetwood served as an officer, and ultimately as President of The Americas, of Six Continents Hotels (currently, Intercontinental Hotels Group), a division of Six Continents PLC (currently IHG PLC) that operates hotels under the InterContinental, Crown Plaza, Holiday Inn and other brands.

M. Shân Atkins	Director since 2004

     Ms. Atkins, 50, a CPA and Chartered Accountant, is Managing Director of Chetrum Capital LLC, a private investment firm. From 1996 through 2001, Ms. Atkins served as an officer, and ultimately as Executive Vice President – Strategic Initiatives, of Sears Roebuck & Co. Ms. Atkins serves as a director of Shoppers Drug Mart Corporation, Spartan Stores, Inc. and Tim Hortons Inc.

Robert H. Hotz	Director since 2005

     Mr. Hotz, 62, is Senior Managing Director, Co-Head of Investment Banking, a member of the Operating Committee and Co-Chairman of Houlihan Lokey Howard & Zukin, Inc. From 1997 through 2002, Mr. Hotz served with UBS, ultimately as Senior Vice Chairman of the Americas. Mr. Hotz serves as a director of MedImmune, Inc. and Universal Health Services, Inc.

Max L. Lukens	Director since August 2006

     Mr. Lukens, 59, was the President and Chief Executive Officer of Stewart & Stevenson Services, Inc., a company primarily engaged in the design, manufacture and service of military tactical vehicles, from March 2004 until May 2006 when the company was sold. He served as Interim Chief Executive Officer and President of Stewart & Stevenson from September 2003 until March 2004, and as Chairman of the Board from December 2002 to March 2004. From 1981 until January 2000, Mr. Lukens worked for Baker Hughes Incorporated, an oilfield services company, in a number of capacities, including Chairman of the Board, President and Chief Executive Officer. Mr. Lukens serves as a director of NCI Building Systems Inc. and Westlake Chemical Corporation.

James A. Mitarotonda	Director since August 2006

     Mr. Mitarotonda, 52, is the Chairman of the Board, President and Chief Executive Officer of Barington Capital Group, L.P., an investment firm that he co-founded in 1991. Mr. Mitarotonda served as the President and Chief Executive Officer of Dynabazaar, Inc. from May 2006 until April 2007 and January 2004 until December 2004. Mr. Mitarotonda also served as the Chairman of L Q Corporation, Inc. from September 2002 until October 2006 and as its Co-Chief Executive Officer and Co-Chairman from April 2003 until May 2004 and as its sole Chief Executive Officer from May 2004 until October 2004. Mr. Mitarotonda serves as a director of A. Schulman, Inc. and Dynabazaar, Inc.

Nick White	Director since August 2006

     Mr. White, 62, is President and Chief Executive Officer of White & Associates, a management consulting firm that he founded in 2000. From 1973 through 2000, Mr. White held numerous executive and management level positions with Wal-Mart Stores, Inc., including Executive Vice President and General Manager of the Supercenter division from 1990 to 2000 and Executive Vice President and General Manager of Sam's Wholesale Club from 1985 through 1989. Mr. White serves as a director of Playtex Products, Inc.

James A. Williams	Director since August 2006

     Mr. Williams, 64, is the Corporate President and Vice Chairman of GoldToeMoretz, LLC, the resultant parent company formed as a result of the merger of Gold Toe Bands, Inc. and Moretz Sports, Inc. in October 2006. From 1999 through October 2006, Mr. Williams served as the President and Chief Executive Officer of Gold Toe Brands, Inc., the largest branded sock manufacturer in the United States.

     Each of Messrs. Lukens, Mitarotonda, White and Williams was originally appointed to the Board and was nominated for election at the 2007 Annual Meeting pursuant to the terms of an agreement between the Company and a group of investors led by Barington Capital Group, L.P. See “Certain Relationships and Related Transactions” for a more complete description of the Barington Agreement.

Thomas R. Hudson Jr.	Director since August 2006

     Mr. Hudson, 41, is and has been since May 2002 the Manager of Pirate Capital LLC, an investment manager, which he founded. From February 2001 through May 2002, Mr. Hudson was a private investor. From 1999 to February 2001, Mr. Hudson served as a Managing Director at Amroc Investments, LLC, an investment management firm, where he directed all distressed research and managed the bank loan trading desk. Prior to that, from 1997 to 1999, Mr. Hudson served as a Vice President and Portfolio Manager at Goldman, Sachs & Co., an investment bank, where he was responsible for investing and trading a $500 million portfolio of distressed domestic and international private assets. No such companies employing Mr. Hudson were a parent, subsidiary or affiliate of the Company. Mr. Hudson currently serves as a director of The Allied Defense Group, Inc., The Brink’s Company and PW Eagle, Inc.

      Mr. Hudson was originally appointed to the Board in exchange for Pirate Capital LLC’s withdrawal of its Notice of Intent to Nominate One Person for Election as a Director and to Move a Business Proposal at the 2006 Annual Meeting. Mr. Hudson was nominated for election at the 2007 Annual Meeting in exchange for Pirate Capital LLC’s support of the Board’s slate of directors for election at the 2007 Annual Meeting. See “Certain Relationships and Related Transactions.”

Jeffrey C. Rachor	Director since March 2007

     Mr. Rachor, 45, has been our President & Chief Executive Officer since March 26, 2007. From April 2004 until joining the Company, Mr. Rachor served as the President and Chief Operating Officer of Sonic Automotive, Inc. Mr. Rachor joined Sonic in 1997 serving in various executive operations positions of increasing seniority. Mr. Rachor currently serves as a director of Sonic Automotive, Inc.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR”
EACH OF THESE NOMINEES FOR DIRECTOR

Corporate Governance

     Our Board of Directors’ governance principles are embodied in our corporate Code of Ethics (applicable to all Pep Boys associates including our executive officers and members of the Board), the Board of Directors Code of Conduct and the various Board committee charters, all of which are available for review on our website, www.pepboys.com, or which will be provided in writing, free of charge, to any shareholder upon request to: Pep Boys, 3111 West Allegheny Avenue, Philadelphia, PA 19132, Attention: Secretary. The information on our website is not part of this Proxy Statement. References to our website herein are intended as inactive textual references only.

     As required by the New York Stock Exchange (NYSE), promptly following our 2006 Annual Meeting, our then interim CEO certified to the NYSE that he was not aware of any violation by Pep Boys of NYSE corporate governance listing standards.

     Independence. An independent director is independent from management and free from any relationship with Pep Boys that, in the opinion of the Board, would interfere in the exercise of independent judgment as a director. In reaching such an opinion, the Board considers, among other factors, the guidelines for independent directors promulgated by the NYSE. The independence of the outside directors is reviewed annually by the full Board. In accordance with NYSE guidelines, our Board consists of a majority of independent directors. In fact, all of our directors, except Mr. Rachor (our President & CEO), are independent. All Committees of the Board consist entirely of independent directors.

     Communicating with the Board of Directors. Interested parties should address all communications to the full Board or an individual director to the attention of our corporate Secretary. Our corporate Secretary reviews all such communications to determine if they are related to specific products or services, are solicitations or otherwise relate to improper or irrelevant topics. All such improper communications receive a response in due course. Any communication directed to an individual director relating solely to a matter involving such director is forwarded to such director. Any communication directed to an individual director relating to a matter involving both such director and Pep Boys or the Board of Directors, as a whole, is forwarded to such director and the Chairman of the Board. The balance of the communications are forwarded to the Chairman of the Board. Except for improper communications, all interested party communications to the Board of Directors or an individual director received by the corporate Secretary are kept in confidence from management. These procedures were adopted unanimously by the independent directors.

     Director Attendance at the Annual Meeting. All Board members are strongly encouraged to attend the Annual Meeting of Shareholders. All nominees then standing for election, except for Messrs. Hudson and White, attended the 2006 Annual Meeting.

     Executive Sessions of the Independent Directors. Our non-executive Chairman, Mr. Leonard, customarily presides over all such sessions, which are held, at a minimum, immediately following all regularly scheduled Board meetings. During the period of time (from July 18, 2006 through March 26, 2007) when Mr. Leonard served as our Interim CEO, Mr. Hotz served as our Lead Independent Director and presided over such executive sessions.

     Personal Loans to Executive Officers and Directors. Pep Boys has no personal loans extended to its executive officers or directors.

Meetings and Committees of the Board of Directors

     The Board of Directors held 17 meetings during fiscal 2006. During fiscal 2006, each incumbent director attended at least 75% of the aggregate number of meetings held by the Board and all committee(s) on which such director served. The Board of Directors has standing Audit, Human Resources and Nominating and Governance Committees. All Committee members are “independent” as defined by the listing standards of the NYSE.

     Audit Committee. Ms. Atkins (chair), Mr. Hotz, Mr. Lukens and Ms. Scaccetti are the current members of the Audit Committee. The Audit Committee reviews Pep Boys’ consolidated financial statements and makes recommendations to the full Board of Directors on matters concerning the audits of Pep Boys’ books and records. The Audit Committee met ten times during fiscal 2006.

     Human Resources Committee. Messrs. Bassi (chair), Sweetwood, White and Williams are the current members of the Human Resources Committee. The Human Resources Committee recommends the compensation for all of Pep Boys’ officers and serves as the Board’s representative on all human resource matters directly impacting Pep Boys’ business performance. The Human Resource Committee met four times during fiscal 2006.

     Nominating and Governance Committee. Messrs. Sweetwood (chair), Bassi and Mitarotonda are the current members of the Nominating and Governance Committee. The Nominating and Governance Committee recommends candidates to serve on the Board and serves as the Board’s representative on all corporate governance matters. The Nominating and Governance Committee met once during fiscal 2006.

     Operational Efficiency Committee. On December 15, 2007, the Board appointed a special committee to assist management with identifying and realizing opportunities to reduce operational costs. The Committee currently consists of Messrs. Hudson (chair), Leonard, White and Williams. The Committee met once during fiscal 2006.

     Real Estate Committee. On December 15, 2007, the Board appointed a special committee to assist management with exploring alternatives for monetizing its real estate assets. The Committee currently consists of Messrs. Mitarotonda (chair), Hudson and Sweetwood and Ms. Scaccetti. The Committee met once during fiscal 2006.

     Search Committee. On July 18, 2006, the Board appointed a special committee to conduct a search to identify a permanent Chief Executive Officer for the Company. The committee consisted of Ms. Atkins and Messrs. Bassi, Lukens and Mitarotonda. The Committee was disbanded upon the hiring of Mr. Rachor.

     Shareholder Rights Plan Committee. On December 14, 2004, the Board appointed a special committee to periodically consider issues regarding our Shareholder Rights Plan. The Shareholder Rights Plan Committee currently consists of Ms. Atkins (chair) and Messrs. Hotz, Sweetwood and White. This special committee met once during fiscal 2006 and once during fiscal 2007.

Can a shareholder nominate a candidate for director?

     The Nominating and Governance Committee considers nominees recommended by our shareholders. Written recommendations should be sent to our offices located at 3111 West Allegheny Avenue, Philadelphia, PA 19132, Attention: Secretary. The recommendation should state the qualifications of the nominee to be considered.

     A shareholder may also nominate candidates to be considered for election as directors at an upcoming shareholders’ meeting by timely notifying us in accordance with our By-laws. To be timely, a shareholder’s notice must be received at our principal executive offices not less than 50 nor more than 75 days prior to the date of the scheduled shareholders’ meeting. If the public announcement of the holding of the shareholders’ meeting was given less than 65 days prior to the date of such meeting, then a shareholder’s notice received at our principal executive offices within ten days of the date of such public announcement will be considered timely. The shareholder’s notice must also set forth all of the following information:

  the name and address of the shareholder making the nomination a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the proposed nominee the name of the proposed nominee
  the proposed nominee’s principal occupation and employment for the past 5 years a description of any other directorships held by the proposed nominee a description of all arrangements or understandings between the nominee and any other person or persons relating to the nomination of, and voting arrangements with respect to, the nominee

How are candidates identified and evaluated?

     Identification. The Nominating and Governance Committee considers all candidates recommended by our shareholders, directors and senior management on an equal basis. The Nominating and Governance Committee’s preference is to identify nominees using our own resources, but has the authority to and will engage search firms(s) as necessary.

     Qualifications. The Nominating and Governance Committee evaluates each candidate’s judgment, diversity (age, gender, ethnicity, etc.) and professional background and experience, as well as, his or her independence from Pep Boys. Such qualifications are evaluated against our then current requirements, as expressed by the Chief Executive Officer, and the current make up of the full Board.

     Evaluations. Candidates are evaluated on the basis of their resume, third party references, public reputation and personnel interviews. Before a candidate can be recommended to the full Board, such candidate must, at a minimum, have been interviewed by each member of the Nominating and Governance Committee and have met, in person, with at least one member of the Nominating and Governance Committee, the Presiding Director and the Chairman and Chief Executive Officer.

How are directors compensated?

     Base Compensation. Each non-management director (other than the Chairman of the Board) receives an annual director’s fee of $35,000. Our Chairman of the Board receives an annual director’s fee of $80,000.

     Committee Compensation. Directors serving on our standing Board committees also receive the following annual fees.

	Chair	Member
Audit	$25,000	$15,000
Human Resources	$10,000	$5,000
Nominating and Governance	$10,000	$5,000

     In addition, members of special committees appointed by the Board receive a one-time fee upon appointment to such committees of $15,000.

     A director may elect to have all or a part of his or her director’s fees deferred. Amounts deferred receive a rate of return equal to the prime interest rate or the performance of Pep Boys Stock (represented by stock units), as elected by the director, and are paid at a later date chosen by the director at the time of deferral. A director who is also an employee of Pep Boys receives no additional compensation for service as a director.

     Equity Grants. The Pep Boys 1999 Stock Incentive Plan, or the 1999 Plan, provides for an annual grant of restricted stock units and options having an aggregate value of $45,000 to non-management directors. Restricted stock units granted to non-management directors vest in 25% increments over four years commencing on the first anniversary of the date of grant; provided, however, that the receipt of the shares underlying the restricted stock units is automatically deferred until termination of service as a director. The stock options granted to non-management directors are priced at the fair market value of Pep Boys Stock on the date of grant. Twenty percent of the stock options granted are exercisable immediately and an additional 20% become exercisable on each of the next four anniversaries of the grant date. The 1999 Plan is administered, interpreted and implemented by the Human Resources Committee of the Board of Directors.

     The table details the compensation paid to non-employee directors during the fiscal year ended February 3, 2006.

Director Compensation Table

		Stock Awards
	Fees Earned or	(Restricted Stock
	Paid in Cash	Units)	Option Awards	Total
Name	($)	($)	($)	($)
William Leonard	45,000 (a)	33,750	11,250	90,000
M. Shân Atkins	75,000	33,750	11,250	120,000
Peter A. Bassi	62,500	33,750	11,250	107,500
Robert H. Hotz	75,000 (b)	33,750	11,250	120,000
Thomas R. Hudson, Jr.	44,583	38,373	12,791	95,747
Max L. Lukens	40,000	40,962	13,654	94,616
James A. Mitarotonda	50,000	40,962	13,654	104,616
Jane Scaccetti	65,000	33,750	11,250	110,000
John T. Sweetwood	65,000	33,750	11,250	110,000
Nick White	35,000	40,315	13,438	88,753
James A. Williams	35,000	40,962	13,654	79,616

(a)	Mr. Leonard forwent his cash Director fees during the portion of fiscal 2006 when he served as Interim CEO.

(b)	Includes $25,000 paid to Mr. Hotz on account of his service as Lead Independent Director during the portion of fiscal 2006 when Mr. Leonard served as Interim CEO.

Certain Relationships and Related Transactions

      On August 2, 2006, the Company entered into an agreement with a group of investors led by Barington Capital Group, L.P. Pursuant to the agreement, among other things:

  the Company increased the size of the Board from nine to ten directors
  Messrs. Lukens, Mitarotonda, White and Williams were appointed to the Board and its committees the 2006 Annual Meeting was scheduled
  the Company agreed to include each of Messrs. Lukens, Mitarotonda, White and Williams in the Board’s slate of directors for election at the 2006 and 2007 Annual Meetings the Company made certain modifications to its Shareholder Rights Plan the Barington Group agreed not to nominate persons for election as directors at the 2006 Annual Meeting and to abide by certain standstill provisions until the 2008 Annual Meeting

     Mr. Mitarotonda is party to the agreement in his individual capacity. He is also the President and Chief Executive Officer of Barington Capital Group, L.P. A copy of the agreement is on file with the SEC as an Exhibit to the Company’s Current Report on Form 8-K filed on August 3, 2006.

     On August 30, 2006, Company reached an agreement with Pirate Capital LLC pursuant to which:

  the Company increased the size of the Board from ten to eleven directors
  Mr. Hudson was appointed to the Board
  the Company agreed to include Mr. Hudson in the Board’s slate of directors for election at the 2006 Annual Meeting
  Pirate Capital agreed not to nominate persons for election as directors at the 2006 Annual Meeting

     On February 15, 2007, the Company reached an agreement with Pirate Capital LLC pursuant to which:

  the Company agreed to include Mr. Hudson in the Board’s slate of directors for election at the 2007 Annual Meeting
  Pirate Capital agreed to support the Board’s slate of directors for election at the 2007 Annual Meeting

     Mr. Hudson is the Manager of Pirate Capital LLC.

Report of the Audit Committee of the Board of Directors

      The Audit Committee reviews Pep Boys’ financial statements and makes recommendations to the full Board of Directors on matters concerning the audits of Pep Boys’ books and records. Each committee member is “independent” as defined by the listing standards of the New York Stock Exchange. Ms. Atkins (chair), Ms. Scaccetti, Mr. Hotz and Mr. Lukens are the current members of the Audit Committee. Both Ms. Atkins and Ms. Scaccetti have been designated by the full Board as Audit Committee Financial Experts as defined by SEC regulations. A written charter adopted by the full Board governs the activities of the Audit Committee. The charter is reviewed, and when necessary revised, annually.

      Management has primary responsibility for Pep Boys’ internal accounting controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Pep Boys’ consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and to issue a report as a result of such audit and to issue an attestation of management’s assertion of Pep Boys internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee serves as a focal point for communication among the Board of Directors, the independent registered public accounting firm, management and Pep Boys’ internal audit function, as the respective duties of such groups, or their constituent members, relate to Pep Boys’ financial accounting and reporting and to its internal controls.

     In this context, the Audit Committee reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. These discussions included the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also reviewed and discussed with management, the internal auditors and the independent registered public accounting firm, management’s report, and the independent registered public accounting firm’s attestation, on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

     The Audit Committee also discussed with the independent registered public accounting firm its independence from Pep Boys and its management, including the written disclosures submitted to the Audit Committee by the independent registered public accounting firm as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

     Based upon the discussions and reviews referred to above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements and management’s report on internal control over financial reporting in Pep Boys’ Annual Report on Form 10-K for the fiscal year ended February 3, 2007 filed with the SEC.

      This report is submitted by:

      M. Shân Atkins
      Robert H. Hotz
      Max L. Lukens
      Jane Scaccetti

Independent Registered Public Accounting Firm’s Fees

     The following table summarizes the aggregate fees billed to us by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates.

Fiscal Year	2006	2005
Audit Fees	$1,407,200	$1,319,565
Audit-Related Fees	80,845	65,550
Tax Fees	124,675	41,665
All Other Fees	0	0
Total	$1,612,720	$1,426,780

     Audit Fees. Audit Fees billed in fiscal 2006 and fiscal 2005 consisted of (i) the audit of our annual financial statements, (ii) the audit of our internal control over financial reporting, (iii) the reviews of our quarterly financial statements and (iv) comfort letters, statutory and regulatory audits, consents and other services related to SEC matters.

     Audit-Related Fees. Audit-Related Fees billed in fiscal 2006 and 2005 consisted of (i) financial accounting and reporting consultations, (ii) Sarbanes-Oxley Act Section 404 advisory services (fiscal 2005 only) and (iii) employee benefit plan audits.

     Tax Fees. Tax Fees billed in fiscal 2006 and 2005 consisted of tax compliance services in connection with tax audits and appeals.

      The Audit Committee annually engages Pep Boys’ independent registered public accounting firm and pre-approves, for the following fiscal year, their services related to the annual audit and interim quarterly reviews of Pep Boys’ financial statements and all reasonably related assurance and services. All non-audit services are considered for approval by the Audit Committee on an as-requested basis by Pep Boys. For fiscal 2006, the Audit Committee discussed the non-audit services with Deloitte & Touche LLP and management to determine that they were permitted under the rules and regulations concerning the independence of independent registered public accounting firms promulgated by the SEC and the American Institute of Certified Public Accountants. Following such discussions, the Audit Committee determined that the provision of such non-audit services by Deloitte & Touche LLP was compatible with maintaining their independence.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

     Summary.

     The compensation provided to the executives listed in the Summary Compensation Table, whom we refer to as our named executive officers, consists of base salaries, short-term cash incentives, long-term equity incentives, retirement plan contributions and heath and welfare benefits. Long-term incentives consist of stock options and restricted stock units, or RSUs. Our executive compensation program is designed to attract and retain highly-qualified individuals and to reward such individuals for their efforts in achieving our corporate objectives, and is based upon four principles:

  Performance-oriented. Ensuring the alignment of shareholder, corporate and individual goals.
  Value-oriented. Ensuring optimum value creation, while considering tax effectiveness, accounting impact, overhang and dilution considerations.
  Fairness. Ensuring an executive team orientation, where future value is equitable relative to an individual’s role and contribution.
  Corporate Ownership. Building executive stock ownership to demonstrate commitment to and faith in the future of Pep Boys.

     All program components are designed to be competitive at market median of other comparably sized retail companies, with the opportunity to earn more or less based on performance. The compensation mix as a percentage of total compensation is designed to reflect market competitiveness and job level responsibility. The Human Resources Committee recommends to the full Board of Directors the annual total compensation levels for all of the named executive officers (other than the CEO), based on recommendations made by the CEO and the head of Human Resources and consultation with the Hay Group, a global management consultancy. The Human Resources Committee recommends to the full Board of Directors the annual total compensation level for the CEO, based on recommendations made by the head of Human Resources and the General Counsel and consultation with the Hay Group.

     The current executive compensation program structure was originally adopted in 2004 following a comprehensive consulting engagement of the Hay Group. Since its adoption in 2004, we have made annual adjustments to the component compensation levels based upon consultation with the Hay Group and benchmarking analysis conducted against the compensation levels of our competitors and similarly sized specialty retailers.

     The Human Resources Committee and the Board of Directors consider our overall compensation levels for the named executive officers to be reasonable and appropriate.

     Please note that the discussion that follows is applicable to each of Messrs. Bacon, Smith, Page and Yanowitz, who were named executive officers in fiscal 2006 and continue to be executive officers as of the date of this Proxy Statement, and Mr. Stevenson, our former CEO who resigned on July 17, 2006. A separate discussion regarding the compensation paid to Mr. Leonard, who served as our Interim CEO from July 18, 2006 through March 25, 2007, follows under “Interim Chief Executive Officer.”

     Components of Compensation.

     Base Salary. The Human Resources Committee reviews base salaries annually to reflect the experience, performance and scope of responsibility of the named executive officers and to ensure that the salaries are at levels that are appropriate to attract and retain high quality individuals. The Human Resources Committee measures each named executive officer’s individual performance during the applicable fiscal year on a five-point scale, based upon a “360° Assessment” driven by supervisor, lateral and subordinate feedback designed to improve team performance. These performance values are then applied against the relative position of the named executive officer’s current salary within the market range for his position and the budgeted percentage increase for all officers as a group. This budgeted percentage increase was 3.0% for fiscal 2006. In fiscal 2006, each of the named executive officers, except for Mr. Stevenson, received merit-based increases to their base salaries in accordance with the foregoing process.

     In addition to their merit-based increases, (i) Mr. Smith received an additional increase to his base salary as an acknowledgement of his forgoing another employment opportunity, and (ii) Mr. Yanowitz received an additional increase to his base salary in connection with the renegotiation of his employment relationship with the Company, which was otherwise set to expire on June 9, 2006.

     Short-Term Incentives. The named executive officers participate in our Annual Incentive Bonus Plan, which is a short-term incentive plan designed to reward the achievement of pre-established corporate and, except for the CEO, individual goals. For fiscal 2006, the named executive officers’ bonus levels were as follows:

	% of Salary				Weighting
Title	Threshold	Target	MAX	CAP	Corporate (%)	Individual (%)
CEO	50	100	150	200	100	0
EVP	25	50	75	100	60	40
SVP	22.5	45	67.5	90	60	40

     For fiscal 2006, the corporate bonus objectives, which are those financial measures deemed most important to Pep Boys’ overall success, and their weightings were: operating profit (40%); Service Business variable profit (20%); management turnover (15%); working capital (15%); and Service Center customer service index (10%). For fiscal 2006, the Human Resources Committee established target levels that it believed were achievable. However, it also believed, at the time the target levels were established, that the achievement of the targets was substantially uncertain.

     Individual performance goals were also established for each named executive officer, other than the CEO, based upon departmental objectives.

     For fiscal 2006, the Company achieved its bonus targets in the areas of management turnover, working capital and Service Center customer service index resulting in a corporate bonus payout of 62% of target. In addition, each of Messrs. Bacon, Smith, Page and Yanowitz earned individual bonus payouts of 116%, 59%, 33% and 100% of target, respectively, based upon the achievement of certain departmental objectives. However, because the Company did not achieve threshold performance against its operating profit bonus target, each of the named executive’s individual bonus payouts was reduced by 50% to 58%, 29%, 16% and 50% of target, respectively. Accordingly, for fiscal 2006, Messrs. Bacon, Smith, Page and Yanowitz received bonus payouts of 30%, 24%, 20% and 26%, respectively, of their 2006 annual salaries.

     Long-Term Incentives. We believe that compensation through equity grants directly aligns the interests of management with that of its shareholders -- long-term growth in the price of Pep Boys sock. The Stock Incentive Plans provide for the grant of stock options at exercise prices equal to the fair market value (the mean between and the high and low quoted selling prices) of Pep Boys stock on the date of grant and the grant of RSUs. All of the stock options granted in fiscal 2006 expire seven years from the date of grant and become exercisable in 20% installments over four years beginning on the date of grant. All of the RSUs granted in fiscal 2006 vest in 25% increments over four years beginning on the first anniversary of the date of grant. Dividend equivalents are paid on RSUs.

     The Human Resources Committee has established annual target grants for the named executive officers (other than the CEO), which are designed to be competitive at market median of other comparably sized retail companies. The annual grants are typically made at the Board meeting immediately prior to our year-end earnings release. The annual target grants are also designed to assist the named executive officers in achieving our established ownership guidelines, as described below. The annual target grants for the named executive officers (other than the CEO) are as follows:

Title	Target RSU Grant	Target Option Grant
EVP	18,000	6000
SVP	6000	2000

     The Human Resources Committee weighted the split between RSUs and options more heavily towards RSUs as is consistent with the prevailing corporate trend and in order to reduce our share overhang and the resulting dilution.

     When making annual grants, the Human Resources Committee applies the performance values derived from the named executive officers’ 360° Assessments (discussed above) to the target grants to determine the actual grant level.

     The Human Resources Committee has not established a target level for annual grants for the CEO. Instead, the Human Resource Committee, in consultation with the head of Human Resources and the General Counsel, makes a recommendation to the full Board of Directors regarding an annual grant that is consistent with Pep Boys’ overall performance during the applicable fiscal year.

     In fiscal 2006, each of Messrs. Smith, Bacon, and Yanowitz received equity grants reflective of their fiscal 2005 individual performance.

     We have established stock ownership guidelines for our executive officers. Under our stock ownership guidelines, it is recommended that each named executive officer incrementally acquire, over their first five years of employment with Pep Boys, and then hold, at least two times their annual salary in Pep Boys stock. An officer may satisfy the stock ownership guidelines through direct share ownership or by holding RSUs.

     Retirement Plans. We maintain The Pep Boys Savings Plan, which is a broad-based 401(k) plan. Participants make voluntary contributions to the savings plan, and we match 50% of the amounts contributed by participants under the savings plan, up to 6% of salary. Due to low levels of participation in the savings plan, the plan historically did not meet the non-discriminatory testing requirements under Internal Revenue Code regulations. As a result, the savings plan was required to make annual refunds of contributions made by our “highly compensated employees” (including the named executive officers) under the savings plan. Beginning in 2004, we limited the highly compensated employees’ contributions to the savings plan to ½% of their salary per year. In order to assist our officers with their retirement savings, we adopted a non-qualified deferred compensation plan that allows participants to defer up to 20% of their annual salary and 100% of their annual bonus. In order to further encourage share ownership and more directly align the interests of management with that of its shareholders, the first 20% of an officer’s bonus deferred into Pep Boys Stock is matched by us on a one-for-one basis with Pep Boys Stock that vests over three years.

     In fiscal 2006, Each of Messrs. Smith, Page and Yanowitz received corporate matching contributions under both the savings plan and the deferred compensation plan.

     In order to keep our executive compensation program competitive, we also have an Executive Supplemental Retirement Plan, or SERP. The defined benefit portion of the SERP provides a retirement benefit based upon a participant’s years of service and average compensation, which benefit (and our resulting obligation) is not fixed until the participant’s retirement. To minimize the uncertainty of this financial obligation, in fiscal 2004, participation in the defined benefit portion of the SERP was frozen for all unvested and new SERP participants. All officers who do not actively participate in the defined benefit portion of the SERP now receive fixed annual contributions to a retirement account maintained under the SERP based upon their age and then current compensation in accordance with the following:

Annual contribution as a
percentage of cash
compensation (salary +
short-term cash
If the Participant is…	incentive)
At least 55 years of age	19%

At least 45 years of age but not more than 54 years of age	16%

At least 40 years of age but not more than 44 years of age	13%

Not more than 39 years of age	10%

     Of the named executive officers, Messrs. Smith, Bacon and Yanowitz participate in the defined contribution portion of the SERP, while Mr. Page participates in the defined benefit portion of the SERP. Mr. Page also has a frozen benefit under our qualified defined benefit plan, as described in “Pension Plans” on page 23 below.

     Health and Welfare Benefits. In order to keep our executive compensation program competitive, we also provide our named executive officers with health and welfare benefits, including medical and dental coverage, life insurance valued at one times salary, long term disability coverage, an auto allowance and a tax/financial planning allowance.

     Employment Agreements. We entered into a letter agreement with Mr. Leonard, which described the terms of his employment with us as Interim CEO, and Non-Competition and Change of Control Agreements with Messrs. Bacon, Smith, Page and Yanowitz, as described in “Employment Agreements with Named Executive Officers” on page 25 below. The purpose of our Non-Competition Agreements is to prevent our named executive officers from soliciting our employees or competing with us if they leave Pep Boys of their own volition. As consideration for such restrictive covenants, the Non-Competition Agreements provide for a severance payment to be made to a named executive officer if he is terminated by the Company without “cause.” The purpose of the Change of Control Agreements is to provide an incentive for our officers to remain in employment and continue to focus on the best interests of the company without regard to any possible change of control.

     Retention Awards.

      In February 2006, we engaged Goldman Sachs to conduct a review of our strategic alternatives. The Board of Directors asked Mr. Yanowitz to lead management’s efforts in connection with this process. In order to compensate Mr. Yanowitz for these additional responsibilities and to retain Mr. Yanowitz through the completion of the process, we paid him a one-time cash bonus of $340,000.

     In July 2006, Mr. Stevenson, our then CEO, resigned. Faced with the impact of this vacancy, disappointing operating performance and a threatened proxy fight for control of our Board of Directors, we granted $400,000 of RSUs to each of Messrs. Bacon and Yanowitz, in order to ensure stability amongst our senior management team. The RSUs were valued at the current market price of Pep Boys Stock on the date of grant.

     Interim Chief Executive Officer.

      In order to secure the services of our Chairman of the Board, from July 2006 through March 2007, we paid Mr. Leonard a monthly salary of $83,333 and reimbursed him for his commuting expense, with a tax gross-up, from his home in California to our Philadelphia store support center. Otherwise, Mr. Leonard did not receive or participate in any of our welfare, retirement or other benefit plans or receive any perquisites. While Mr. Leonard served as interim CEO, he did not receive his customary cash consideration on account of his service on the Board of Directors, but he did receive his customary equity grants under our Stock Incentive Plan as a member of the Board.

Mr. Leonard’s director compensation received in fiscal 2006 is not reflected in the named executive officer compensation tables below.

     Former Chief Executive Officer Severance.

     As a result of Mr. Stevenson’s resignation in July 2006, under the terms of his Non-Competition Agreement, in exchange for a general release of any claims against the Company and a covenant not to solicit any of the Company’s employees for a period of one year, Mr. Stevenson received a cash payment of $1,000,000 representing one year of base salary. In connection with obtaining Mr. Stevenson's release, we also agreed to purchase for cancellation, in order to reduce share dilution, all of his outstanding options, for $1,691,307.84 at their then current in the money value (the number of then vested options multiplied, by the amount by which the then underlying share price exceeded the exercise price - without any premium or vesting acceleration). Upon his resignation, Mr. Stevenson also received his vested benefits under The Pep Boys Savings Plan and The Pep Boys Deferred Compensation Plan.

     Tax and Accounting Matters.

     We consider the tax and accounting impact of each type of compensation in determining the appropriate compensation structure. For tax purposes, annual compensation payable to the named executive officers generally must not exceed $1 million in the aggregate during any year to be fully deductible under Section 162(m) of the Internal Revenue Code. The Stock Incentive Plans are structured with the intention that stock option grants will qualify as “performance based” compensation that is not subject to the $1 million deduction limit under Section 162(m). In addition, bonuses paid to the CEO under the Annual Incentive Bonus Plan qualify as “performance based” compensation that is not subject to the $1 million deduction limit under Section 162(m). RSUs generally do not qualify as “performance based” compensation for this purpose and are therefore subject to the $1 million deduction limit. In order to compete effectively for the acquisition and retention of top executive talent, we believe that we must have the flexibility to pay salary, bonus and other compensation that may not be fully deductible under Section 162(m). Accordingly, the Human Resources Committee retains the authority to authorize payments that may not be deductible under Section 162(m) if it believes that such payments are in the best interests of Pep Boys and our shareholders. All compensation paid to the named executive officers in fiscal 2006 was fully deductible.

Compensation Committee Report

     We have reviewed and discussed the forgoing Compensation Discussion and Analysis with management. Based upon our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Pep Boys’ Annual Report on Form 10-K for the fiscal year ended February 3, 2007 filed with the SEC.

     This report is submitted by:

     Peter A. Bassi
     John T. Sweetwood
     Nick White
     James A. Williams

     The following table provides information regarding the fiscal 2006 compensation for Pep Boys’ Interim CEO, CFO, the three other executive officers that received the highest compensation in fiscal 2006 and our former CEO. These executives are referred to herein as the “named executive officers.”

Summary Compensation Table

							Change in
							Pension
							Value
						Non-	and Non-
						Equity	qualified
						Incentive	Deferred	All
						Plan	Compen-	Other
				Stock	Option	Compen-	sation	Compen-
				Awards	Awards	sation	Earnings	sation
Name and	Fiscal	Salary	Bonus	($)	($)	($)	($)	($)	Total
Principal Position	Year	($)	($)	(a)	(b)	(c)	(d)	(e)	($)
William Leonard	2006	553,846	250,000	--	--	--	--	8,831	812,667
Chairman &
Interim CEO(f)

Mark S. Bacon	2006	363,486	--	323,799	88,010	108,489	--	64,797	948,581
EVP – Operations(g)

Hal Smith	2006	452,076	--	304,027	314,155	109,849	--	123,868	1,303,975
EVP – Merchandising
& Marketing

Mark L. Page	2006	359,692	--	20,817	25,625	69,389	131,219	31,129	637,871
SVP – Parts & Tires

Harry F. Yanowitz	2006	397,307	340,000	327,574	154,832	102,744	--	109,958	1,432,415
SVP - CFO

Lawrence N. Stevenson	2006	461,538	--	31,634	209,815	--	--	1,027,713	1,730,700
Former CEO(h)

(a)	Represents the amount recognized as compensation expense in fiscal 2006 for financial statement purposes in accordance SFAS No. 123(R), without giving effect to estimated forfeitures. Refer to Notes 1 and 11 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended February 3, 2007 for a discussion of the assumptions used for calculating such compensation expense.
(b)	Represents the amount recognized as compensation expense in fiscal 2006 for financial statement purposes in accordance SFAS No. 123(R), without giving effect to estimated forfeitures. Refer to Notes 1 and 11 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended February 3, 2007 for a discussion of the assumptions used for calculating such compensation expense.
(c)	Represents amounts earned under our Annual Incentive Bonus Plan.
(d)	Solely represents the actuarial increase during fiscal 2006 in the benefit value provided under the defined benefit portion of our SERP as we do not pay above-market or preferential earnings on non-qualified deferred compensation. Mr. Page is the only named executive officer who participates in the defined benefit portion of our SERP.

(e)	Consists of the following dollar amounts:
	Bacon	Smith	Page	Yanowitz	Stevenson
Contributed under the defined contribution
portion of our SERP	42,153	101,373	--	79,662	--
Contributed (company match) under our
Deferred Compensation Plan	--	--	13,877	--	--
Contributed (company match) in connection
with Pep Boys 401(k) Savings Plan	--	550	550	550	--
Paid as dividend equivalents on RSUs	8,048	13,838	1,350	11,018	18,562
Paid as an auto allowance	14,413	3,402	13,500	13,500	7,673
Paid as a tax/financial planning allowance	--	3,580	1,375	4,793	--
Representing group term life insurance
premiums	183	1,125	477	435	1,478

Also includes $8,831 in commuting expense reimbursement for Mr. Leonard.
Also includes a $1,000,000 severance payment for Mr. Stevenson.

(f)	Mr. Leonard was named interim CEO effective July 18, 2006.

(g)	Mr. Bacon joined Pep Boys effective February 28, 2005 as SVP – Retail Operations. He became SVP – Operations in October 2005 and EVP – Operations in August 2006.

(h)	Mr. Stevenson resigned effective July 17, 2006.

      The following table shows all grants of plan based awards to the named executive officers during fiscal 2006:

Grants of Plan Based Awards

			All Other
			Option
		All Other Stock	Awards:		Grant Date
		Awards:	Number of		Fair Value of
		Number of	Securities	Exercise or	Stock and
		Shares of Stock	Underlying	Base Price of	Option Awards
		or Units	Options	Option Awards	($)
Name	Grant Date	(#)	(#)	($/Sh)	(a)
Mark S. Bacon	02/27/2006	n/a	3,000	15.855	22,470
	02/27/2006	9,000	n/a	n/a	143,100
	07/24/2006	36,232	n/a	n/a	400,000

Hal Smith	02/27/2006	n/a	12,000	15.855	89,880
	02/27/2006	36,000	n/a	n/a	572,400

Harry F. Yanowitz	02/27/2006	n/a	3,000	15.855	22,470
	02/27/2006	9,000	n/a	n/a	143,100
	07/24/2006	36,232	n/a	n/a	400,000

(a)	Represents the grant-date fair value calculated under SFAS No. 123(R).

     The following table shows information regarding unexercised stock options and unvested RSUs held by the named executive officers as of February 3, 2007

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
								Market
								Value of
								Shares or
								Units of
								Stock
	Number of	Number of				Number of		That
	Securities	Securities				Shares or		Have Not
	Underlying	Underlying		Option		Units of		Yet
	Unexercised	Unexercised		Exercise	Option	Stock That		Vested
	Options (#)	Options (#)		Price	Expiration	Have Not		($)
Name	Exercisable	Unexercisable		($)	Date	Vested (#)		(a)
Mark S. Bacon	20,000	30,000	(b)	17.8450	02/28/2012
	600	2,400	(c)	15.8550	02/27/2013
						12,000	(i)	192,120
						9,000	(j)	144,090
						36,232	(k)	580,074
Hal Smith	120,000	30,000	(d)	15.6500	08/01/2013
	15,000	10,000	(e)	23.4200	03/03/2011
	8,000	12,000	(f)	17.5400	02/25/2012
	2,400	9,600	(c)	15.8550	02/27/2013
						10,000	(l)	160,100
						12,000	(m)	192,120
						36,000	(j)	576,360
Mark L. Page	25,700			31.2500	03/27/2007
	100,000			23.1250	03/31/2008
	25,000			18.6250	06/02/2009
	3,900			6.3438	03/28/2010
	7,000			6.2188	04/17/2010
	10,000			6.4000	03/26/2011
	25,000			16.2150	05/29/2012
	12,000	3,000	(g)	7.6000	03/25/2013
	1,500	1,000	(e)	23.4200	03/03/2011
	1,000	1,500	(f)	17.5400	02/25/2012
						1,000	(l)	16,010
						1,500	(m)	24,015

Harry F. Yanowitz	100,000	25,000	(h)	10.4250	06/09/2013
	9,000	6,000	(e)	23.4200	03/03/2011
	4,000	6,000	(f)	17.5400	02/25/2012
	600	2,400	(c)	15.8550	02/27/2013
						6,000	(l)	96,060
						6,000	(m)	96,060
						9,000	(j)	144,090
						36,232	(n)	580,074

(a)	Based upon the closing stock price of a share of PBY Stock on February 2, 2007 ($16.01).
(b)	One-third of such options became/become exercisable on each of February 28, 2007, 2008 and 2009.
(c)	One-quarter of such options became/become exercisable on each of February 27, 2007, 2008, 2009 and 2010.
(d)	All of such options become exercisable on August 1, 2007.
(e)	One-half of such options became/become exercisable on each of March 3, 2007 and 2008.
(f)	One-third of such options became/become exercisable on each of February 25, 2007, 2008 and 2009.
(g)	All of such options became exercisable on March 25, 2007.
(h)	All of such options become exercisable on June 9, 2007.
(i)	One-third of such RSUs vested/vest on each of February 28, 2007, 2008 and 2009.
(j)	One-quarter of such RSUs vested/vest on each of February 27, 2007, 2008, 2009 and 2010.
(k)	All of such RSUs vest on the earlier of July 17, 2007 or Mr. Bacon’s termination without cause.
(l)	One-half of such RSUs vested/vest on each of March 3, 2007 and 2008.
(m)	One-third of such RSUs vested/vest on each of February 25, 2007, 2008 and 2009.
(n)	All of such RSUs vest on the earlier of September 1, 2007 or Mr. Yanowitz’ termination without cause.

     The following table shows information regarding stock options exercised by the named executive officers and RSUs held by the named executive officers that vested, during fiscal 2006.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)(a)	Vesting ($)(b)
Mark S. Bacon	--	--	4,000	62,800
Hal Smith	--	--	9,000	138,700
Mark L. Page	--	--	1,000	15,435
Harry F. Yanowitz	--	--	5,000	76,960
Lawrence N. Stevenson	840,632(c)	$1,691,307	18,333	283,328

(a)	Messrs. Page and Yanowitz defer the issuance of vested shares underlying RSUs.
(b)	Based upon the closing price of a share of PBY Stock on the vesting date(s) not the SFAS No. 123(R) recognized compensation expense reflected elsewhere in this proxy statement.
(c)	In connection with Mr. Stevenson’s resignation we purchased for cancellation, in order to reduce share dilution, all of his outstanding options, for their then current in the money value (the number of then vested options multiplied, by the amount by which the then underlying share price exceeded the exercise price – without any premium or vesting acceleration).

Pension Plans

      Qualified Defined Benefit Pension Plan. We have a qualified defined benefit pension plan for all employees hired prior to February 2, 1992. Future benefit accruals on behalf of all participants were frozen under this plan as of December 31, 1996. Benefits payable under this plan are calculated based on the participant’s compensation (base salary plus accrued bonus) over the last five years of the participant’s employment by Pep Boys and the number of years of participation in the plan. Benefits payable under this plan are not subject to deduction for Social Security or other offset amounts. The maximum annual benefit for any employee under this plan is $20,000. Mr. Page is the only named executive officer who participates in the qualified defined benefit pension plan. His accrued annualized benefit there under, at normal retirement age, is $19,162.

     Executive Supplemental Retirement Plan. As discussed above, our SERP includes a defined benefit portion for certain participants. Mr. Page is the only named executive officer participating in the defined benefit portion of the SERP. Benefits paid to a participant under the qualified defined pension plan will be deducted from the benefits otherwise payable under the SERP. Except as described in the immediately preceding sentence, benefits under the SERP are not subject to deduction for Social Security or other offset amounts. Benefits under the SERP generally vest after four years of participation.

     Normal retirement defined benefits are based upon the average compensation (base salary plus accrued bonus) of an executive during the five years that yield the highest benefit. The annual death benefit is equal to 50% of the participant’s base salary on the date of his death, payable until the later of 15 years immediately following the date of death or the participant’s normal retirement date. This plan also provides for a lump sum distribution of the present value of a participant’s accrued defined benefits following termination of employment in connection with a change in control of Pep Boys. A trust agreement has been established to better assure the executive officers of the satisfaction of Pep Boys’ obligations under this plan following a change in control.

     The following table shows information regarding pension benefits for the named executive officers.

			Present Value of	Payments Made
		Number of Years	Accumulated	During Last Plan
		Credited Service	Benefit	Year
Name	Plan Name	(#)	($)	($)
Mark L. Page	Defined Benefit SERP	25	1,416,205	--

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

     The following tables show information regarding benefits under our defined contribution SERP and Deferred Compensation Plan for the named executive officers.

Nonqualified Defined Contribution Plan

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at Last
	in Last FY	in Last FY	Last FY	Distributions	FYE
Name	($)	($)	($)	($)	($)
Mark S. Bacon	--	42,153	1,710	--	81,539
Hal Smith	--	101,373	16,701	--	317,313
Harry Yanowitz	--	79,662	4,290	--	178,451

Nonqualified Deferred Compensation Plan

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at Last
	in Last FY	in Last FY	Last FY	Distributions	FYE
Name	($)	($)	($)	($)	($)
Hal Smith	--	--	5,241	--	76,108
Mark L. Page	56,209	13,877	11,193		184,098
Harry F. Yanowitz	--	--	1,450	10,959	27,436
Lawrence N. Stevenson	15,371	--	(5,839)	130,249	264,847

Employment Agreements With Named Executive Officers

     Interim CEO Agreement. We had a letter agreement with Mr. Leonard, which provided for a monthly salary of $83,333 during his term as interim CEO (July 18, 2006 – March 25, 2007). Mr. Leonard did not receive or participate in any of the Company’s welfare, retirement or other benefits plans or receive any other perquisites. While Mr. Leonard served as interim CEO, he did not receive his customary cash consideration on account of his service on the Board, but did receive his customary equity grants under the Company’s 1999 Stock Incentive Plan.

     Change of Control Agreements. We have agreements with Messrs. Smith, Bacon and Page that become effective upon a change of control of Pep Boys. Following a change of control, these employment agreements become effective for two years and provide these executives with positions and responsibilities, base and incentive compensation and benefits equal or greater to those provided immediately prior to the change of control. In addition, we are obligated to pay any excise tax imposed by Section 4999 of the Internal Revenue Code (a parachute payment excise tax) on a change of control payment made to a named executive officer. A trust agreement has been established to better assure the named executive officers of the satisfaction of Pep Boys’ obligations under their employment agreements following a change of control. Upon a change of control, all outstanding but unvested stock options and RSUs held by our all of our associates (including the named executive officers) vests and becomes fully exercisable. For the purposes of these agreements, a change of control shall be deemed to have taken place if:

  incumbent directors (those in place on, or approved by two-thirds of those in place on, the date of the execution of the agreements) cease to constitute a majority of our Board any person becomes the beneficial owner of 20% or more of our voting securities the consummation of business combination transaction, unless immediately thereafter (1) more than 50% of the voting power of the resulting entity is represented by our shareholders immediately prior to such transaction, (2) no person is the beneficial owner of more than 20% of the resulting entity’s voting securities and (3) at least a majority of the directors of the resulting entity were incumbent directors a sale of all or substantially all of our assets
  the approval of a complete liquidation or dissolution of Pep Boys; or
  such other events as the Board may designate.

     We also have a Change of Control Agreement with Mr. Yanowitz that is substantially similar to those entered into by the Company’s other executive officers, except that (i) it provides for a payment equal to two years’ salary, bonus and benefits, if Mr. Yanowitz provides three-months of transition services following a change of control, and (ii) the definition of change of control thereunder has been expanded to include a sale, discontinuance or closure of a material portion of the Company’s assets and those business combination transactions where the Company’s shareholders own less than 75% of the equity of the resulting entity.

      Non-Competition Agreements. In exchange for a severance payment equal to one year’s base salary upon the termination of their employment without cause, each of Messrs. Bacon and Yanowitz has agreed to customary covenants against competition during their employment and for one year thereafter. In exchange for a severance payment equal to one and one-half years’ base salary upon the termination of his employment without cause or his resignation effective February 2, 2008, Mr. Page has agreed to customary covenants against competition during his employment and for eighteen months thereafter. In exchange for a severance payment equal to two years’ base salary and the accelerated vesting of all then outstanding Company equity upon the termination of his employment without cause, Mr. Smith has agreed to customary covenants against competition during his employment and for two years thereafter.

Potential Payments Upon Termination or Change of Control

     The following table shows information regarding the payments and benefits that a named executive officer would have received under his Non-Competition Agreement assuming that he was terminated without cause as of February 3, 2007.

		Other
	Cash Payment	Benefits
Name	($)	($)
Mark S. Bacon	360,000	--
Hal Smith	900,000	928,580(a)
Mark L. Page	530,250	--
Harry F. Yanowitz	400,000	--

(a)	Represents the value of the accelerated vesting of all “in the money” stock options and RSUs at the closing price of a share of PBY Stock on February 3, 2007 ($16.01).

     The following table shows information regarding the payments and benefits that a named executive officer would have received under his Change of Control Agreement assuming that he was terminated immediately upon a change of control as of February 3, 2007.

					Value of
				2X	Accelerated
	2X	2X	2X	Health and	Vesting of
	Base	Target	SERP	Welfare	Outstanding
	Salary	Bonus	($)	Benefits	Equity Awards
Name	($)	($)	(a)	($)	($)(b)
Mark S. Bacon	720,000	360,000	108,000	68,960	916,656
Hal Smith	900,000	450,000	256,500	87,770	940,868
Mark L. Page	707,000	318,150	--	70,395	65,255
Harry F. Yanowitz	800,000	360,000	116,000	67,817	1,056,281

(a)	For Messrs. Bacon, Smith and Page represents two year’s worth of contributions under the defined contribution portion of the SERP. Mr. Page, who participates in the defined benefit portion of the SERP, has achieved the maximum number of years of service there under and, accordingly, would receive no additional benefit under the SERP upon termination following a change of control.

(b)	Represents the value of the accelerated vesting of all “in the money” stock options and RSUs at the closing price of a share of PBY Stock on February 3, 2007 ($16.01).

(ITEM 2) PROPOSAL TO RATIFY THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Board of Directors, upon the recommendation of the Audit Committee, has appointed the firm of Deloitte & Touche LLP to serve as our independent registered public accounting firms with respect to the consolidated financial statements of Pep Boys and its subsidiaries for fiscal 2007. Deloitte & Touche LLP served as our independent registered public accounting firm for fiscal 2006.

     A representative of Deloitte & Touche LLP is expected to be present at the meeting and will have the opportunity to make a statement if he or she desires to do so. The representative is also expected to be available to respond to appropriate questions of shareholders.

     If the shareholders do not ratify the appointment of Deloitte & Touche LLP, another independent registered public accounting firm recommended by the Audit Committee will be considered by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR”
THE RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(ITEM 3) SHAREHOLDER PROPOSAL REGARDING OUR SHAREHOLDER RIGHTS PLAN

     John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278 has notified us that he intends to introduce the following resolution at the meeting:

“Subject Poison Pills to a Shareholder Vote

     RESOLVED, Shareholders request that our Board adopt a bylaw or charter amendment that any poison pill, active currently or active within a year preceding any future annual meeting, be subject to a shareholder vote as a separate ballot item, to be held as soon as possible. A poison pill is such a drastic step that a required shareholder vote on a poison pill is important enough to be a permanent part of our bylaws or charter - rather than a fleeting short-lived policy.

     It is essential that a sunset provision not be used as an escape from a shareholder vote. Since a vote would be as soon as possible, it could take place within 4-months of the adoption of a new poison pill. Since a poison pill is such a drastic measure that deserves shareholder input, a shareholder vote would be required even if a pill had been terminated.

     We as shareholders repeatedly voted in support of this topic:

Year	Rate of Support
2003	68%
2004	74%
2005	75%
2006	79%

Our serial-ignorer-of-shareholder-proposal directors may lead to a shareholder reaction similar to the Sempra Energy (SRE) scenario recounted in The Wall Street Journal on October 9, 2006: For four years beginning in 2001, a Sempra shareholder submitted shareholder proposals calling for Sempra to elect its directors annually rather than every three years in staggered terms. The votes passed with increasing majorities every year, garnering 67% of the votes in 2005.

Sempra ignored the proposals. But in the 2005 voting, shareholders also withheld nearly 30% of their votes from the directors up for re-election - a big proportion by corporate election standards. And that seemed to wake Sempra up. In May 2006, Sempra management introduced its own resolution for annual elections, which passed with 95 shareholder approval. Source: Wall Street Journal, October 9, 2006.

Already our following six Pep Boys directors each received more than 25% against votes at our belated 2006 annual meeting:

          Mr. Leonard
          Mr. Bassi
          Ms. Scaccetti
          Mr. Sweetwood
          Ms. Atkins
          Mr. Hotz

The Corporate Library, http://www.thecorporatelibrarv.com/, an independent investment research firm said the use of a so-called "fiduciary out" (not allowed by this proposal) especially in light of recent Delaware case law suggesting such a proviso is unnecessary - as well as a 12-month duration for non-shareholder-approved plans undermines the effectiveness of certain 12-month policies (used at some companies) in giving shareholders a meaningful voice in a takeover context.

Additionally:

  Our directors also served on boards rated D by The Corporate Library http://www.thecorporatelibrarv.com/, an independent investment research firm:
1) Mr. White	Playtex (PYX)	D-rated
2) Mr. Hotz	Universal Health (UHS)	D-rated

  Three directors held less than 628 shares each:
Mr. White
Ms. Atkins
Mr. Williams

The above status shows there is room for improvement and reinforces the reason to take one step forward now and vote yes:

Subject Poison Pills to a Shareholder Vote
Yes on 3.”

PEP BOYS’ STATEMENT IN OPPOSITION TO THE FOREGOING SHAREHOLDER PROPOSAL

      The Board of Directors originally adopted our Shareholder Rights Plan in December 1987, renewed and updated it in December 1997 and amended it further in August 2006 to protect and maximize the value of every shareholder’s investment in Pep Boys.

      The Board of Directors maintains a special committee of independent Directors which annually evaluates our Shareholder Rights Plan. To assist in its evaluation, the Committee consults with outside counsel and our primary investment bankers and makes recommendations to the full Board concerning the maintenance, amendment or redemption of the Shareholder Rights Plan.

      Following this year’s evaluation and recognizing that the shareholders have previously voted in favor of the recommendation that Pep Boys should not maintain our current Shareholder Rights Plan, the Board of Directors has determined to allow the Shareholder Rights Plan to expire, in accordance with its terms, on December 31, 2007.

      By allowing the Shareholder Rights Plan to expire in due course, rather than immediately redeeming the plan (which would serve to extinguish the plan only a few months earlier than its scheduled expiration), the Company will avoid the redemption expense of approximately $500,000.

ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“AGAINST”
THE FOREGOING SHAREHOLDER PROPOSAL

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% Holders to file initial reports of ownership and reports of changes in ownership of Pep Boys Stock. Based solely upon a review of copies of such reports, we believe that during fiscal 2006, our directors, executive officers and 10% Holders complied with all applicable Section 16(a) filing requirements.

COST OF SOLICITATION OF PROXIES

     The expense of the solicitation of the proxies, including the cost of preparing and distributing material, the handling and tabulation of proxies received and charges of brokerage houses and other institutions in forwarding such documents to beneficial owners, will be paid by us. In addition to the mailing of the proxy materials, solicitations may be made in person or by telephone by our directors, officers or employees or independent parties engaged to solicit proxies.

PROPOSALS OF SHAREHOLDERS

     All proposals which any shareholder wishes to present at the 2008 Annual Meeting and to have included in the Board of Directors’ proxy materials relating to that meeting must be received no later than December 28, 2007. Such proposals should be sent to:

Pep Boys
3111 West Allegheny Avenue
Philadelphia, PA 19132
Attention: Secretary

     Our by-laws provide an alternative procedure for submitting shareholder proposals. While a shareholder proposal submitted in accordance with the following procedures may be presented at a meeting, such proposal is not required to be included in any Board of Directors’ proxy materials relating to that meeting. In order to present an item of business at a shareholders’ meeting, a shareholder’s notice must be received by us not less than 50 nor more than 75 days prior to the date of the scheduled shareholders’ meeting. If the public announcement of the holding of the shareholders’ meeting was given less than 65 days prior to the date of such meeting, then a shareholder’s notice received by us within ten days of the date of such public announcement will be considered timely. The shareholder’s notice should be sent to:

Pep Boys
3111 West Allegheny Avenue
Philadelphia, PA 19132
Attention: Secretary

     The shareholder’s notice shall set forth all of the following information:

  the name and address of the shareholder
  a representation that the shareholder intends to appear in person or by proxy at the meeting a general description of each item of business proposed to be brought before the meeting

     The presiding officer of the meeting may refuse to consider any business attempted to be brought before any shareholder meeting that does not comply with these procedures.

ANNUAL REPORT ON FORM 10-K

     WE WILL PROVIDE, FREE OF CHARGE, UPON THE WRITTEN REQUEST OF ANY PERSON SOLICITED BY THE PROXY STATEMENT, A COPY OF OUR ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR OUR MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO:

Pep Boys
3111 West Allegheny Avenue
Philadelphia, PA 19132
Attention: Secretary

ANNUAL MEETING OF SHAREHOLDERS OF

THE PEP BOYS - MANNY, MOE & JACK

June 14, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends a vote FOR all of the nominees.
1. Election of Directors:			The Board of Directors recommends a vote FOR Item 2.
(ONLY mark circles to withhold authority,
	NOMINEES:	See instructions below)		FOR	AGAINST	ABSTAIN
FOR ALL NOMINEES	O William Leonard
O Peter A. Bassi
O Jane Scaccetti
O John T. Sweetwood
O M. Shân Atkins
O Robert H. Hotz
O Max L. Lukens
O James A. Mitarotonda
O Nick White
O James A. Williams
O Thomas R. Hudson Jr.
	O Jeffrey C. Rachor		2. To approve the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.
WITHHOLD AUTHORITY FOR ALL NOMINEES			The Board of Directors recommends a vote AGAINST Item 3.
				FOR	AGAINST	ABSTAIN
FOR ALL EXCEPT (See instructions below)			3. Shareholder Proposal regarding our Shareholder Rights Plan.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder	Date:

Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

     THE PEP BOYS -- MANNY, MOE & JACK

Annual Meeting of Shareholders - To Be Held June 14, 2007
THE BOARD OF DIRECTORS SOLICITS THIS PROXY

The undersigned hereby appoint(s) Harry F. Yanowitz, Brian D. Zuckerman, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of the The Pep Boys–Manny, Moe & Jack that the undersigned would be entitled to vote if personally present at the 2007 Annual Meeting of Shareholders of the Company, and at any postponement or adjournment thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE, FOR PROPOSAL NUMBER 2, AGAINST PROPOSAL NUMBER 3, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

(Continued and to be signed on the reverse side)